Filed Pursuant to Rule 433
Dated June 5, 2006
Registration Statement
No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Fixed Rate Notes)

Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date/Pricing Effective Time:	June 5, 2006
Settlement Date (Original Issue Date):	June 9, 2006

Maturity Date:	June 9, 2014
Principal Amount:	US$500,000,000.00
Price to Public (Issue Price):	99.892%
Agents Commission:	0.37%
All-in Price:	99.522%
Accrued Interest:	$0.00
Treasury Benchmark:	5.125% due May 15, 2016
Treasury Yield:	5.007%
Spread to Treasury Benchmark:	Plus 66 basis points
Re-offer Yield:	5.667%

Net Proceeds to Issuer:	US$497,610,000
Interest Rate Per Annum:	5.65%
Interest Payment Dates:	Semi-Annually on June 9 and December 9 of each year, commencing December 9, 2006 and ending on the Maturity Date.
Day Count Convention:	30/360

Page 2
Filed Pursuant to Rule 433
Dated June 5, 2006
Registration Statement
No. 333-132807

Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GX41
ISIN:	US 36962GX41 2
Common Code:	025755464

Additional Information:

Plan of Distribution:

The Notes are being purchased by Morgan Stanley & Co. Incorporated ("the Underwriter"), as principal, at the Issue Price of 99.892% of the aggregate principal amount less an underwriting discount equal to 0.37% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Page 3
Filed Pursuant to Rule 433
Dated June 5, 2006
Registration Statement
No. 333-132807

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:
Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov . Alternatively, the issuer or the underwriter will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649 or Investor Communications of the issuer at 1-203-357-3950.